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                                                                                                                        EXHIBIT 12

                                                    BELLSOUTH CORPORATION
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (DOLLARS IN MILLIONS)


                                                                                              Year Ended December 31,
                                                                              -----------------------------------------------------
                                                                                     1994       1993      1992      1991      1990
                                                                                     ----       ----      ----      ----      ----



1. Earnings

   (a) Income from continuing operations before deductions for taxes and interest  $4,068.8  $2,318.2  $3,353.6  $3,086.1  $3,179.4

   (b) Portion of rental expense representative of interest factor                    100.4     103.4     104.1      92.5      94.0

   (c) Equity in losses from less-than-50%-owned investments                           78.9      45.4      23.4       -         -
       (accounted for under the equity method of accounting)

   (d) Excess of earnings over distributions of less-than-50%-owned investments
       (accounted for under the equity method of accounting)                          (53.1)     (37.4)   (15.4)      -         -
                                                                                   --------  --------- --------  --------  --------

             TOTAL                                                                 $4,195.0   $2,429.6 $3,465.7  $3,178.6  $3,273.4
                                                                                   --------   -------- --------  --------  --------
                                                                                   --------   -------- --------  --------  --------


2. Fixed Charges

   (a) Interest                                                                      $685.8    $712.3    $761.3    $824.6    $796.0

   (b) Portion of rental expense representative of interest factor                    100.4     103.4     104.1      92.5      94.0
                                                                                   --------   -------- --------  --------  --------
             TOTAL                                                                   $786.2    $815.7    $865.4    $917.1    $890.0
                                                                                   --------   -------- --------  --------  --------
                                                                                   --------   -------- --------  --------  --------
    Ratio (1 divided by 2)                                                             5.34      2.98      4.00      3.47      3.68
                                                                                   --------   -------- --------  --------  --------
                                                                                   --------   -------- --------  --------  --------
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